Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Timber Pharmaceuticals, Inc.:

We consent to the use of our report dated February 14, 2020, except as to Note 9, which is as of March 27, 2020, with respect to the consolidated balance sheet of Timber Pharmaceuticals LLC as of December 31, 2019, the related consolidated statement of operations, members’ deficit, and cash flows for the period from February 26, 2019 (Inception) through December 31, 2019, and the related notes, incorporated herein by reference and to the reference to our firm under the heading 'Experts' in the prospectus.

Our report dated February 14, 2020, except as to Note 9, which is as of March 27, 2020, contains an explanatory paragraph that states that Timber Pharmaceuticals LLC has suffered a loss from operations and has a net capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/KPMG LLP

Short Hills, New Jersey

December 4, 2020